Exhibit 99.1

DELCATH ANNOUNCES FDA ACCEPTS NEW DRUG APPLICATION FOR ITS

PROPRIETARY CHEMOSATURATION SYSTEM

WITH MELPHALAN HYDROCHLORIDE

NEW YORK, October 15, 2012 – Delcath Systems, Inc. (NASDAQ: DCTH) announced today that the U.S. Food and Drug Administration (FDA) has accepted the Company’s New Drug Application (NDA) for its proprietary chemosaturation system with melphalan hydrochloride for injection. The FDA has designated the NDA for standard review. Delcath expects to be notified of its PDUFA date in the FDA’s 74-Day letter, which the Company expects to receive by the end of October. Under the Prescription Drug User Fee Act (PDUFA), the FDA has the goal of completing its review of applications designated for standard review within 10 months of the NDA submission, which was submitted on August 15, 2012. The Company is seeking approval for its proprietary chemosaturation system with melphalan hydrochloride as a treatment for patients with unresectable metastatic melanoma in the liver.

“FDA acceptance of our NDA is a significant milestone for the Company, and we look forward to working closely with the Agency throughout the review process with the goal of securing approval of our application,” said Eamonn P. Hobbs, President and CEO of Delcath Systems. “We believe that the standard review period will provide both Delcath and the FDA a manageable timeframe to thoroughly review the combination product submission. Our most important objective is to be able to provide patients with unresectable metastatic melanoma in the liver a new option for treating their disease.”

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology. Delcath’s proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath announced that its randomized Phase 3 clinical trial for patients with metastatic melanoma in the liver had successfully achieved the study’s primary endpoint of extended hepatic progression-free survival. The Company also completed a multi-arm Phase 2 trial to treat other liver cancers. The Company obtained authorization to affix a CE Mark for the Delcath Hepatic CHEMOSAT® Delivery System in April 2011 and for the second generation hemofiltration cartridge for CHEMOSAT in April 2012. The right to affix the CE mark allows the Company to market and sell the CHEMOSAT system in Europe. The Company has not yet received FDA approval for commercial sale of its system in the United States. The Company’s NDA has been accepted for review by the FDA. The Company is seeking approval for its proprietary chemosaturation system with melphalan hydrochloride as a treatment for patients with unresectable metastatic melanoma in the liver.

For more information, please visit the Company’s website at www.delcath.com.

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the contents of the 74 Day FDA letter and our ability to address the same, timing of the PDUFA date, timing of completion of the FDA’s review of our NDA, the extent to which the FDA may request additional information or data and our ability to provide the same in a timely manner, FDA approval of the Company’s NDA for the treatment of metastatic melanoma to the liver, acceptability of the Phase 1, 2 and 3 clinical trial data by the FDA, our ability to address the issues raised in the Refusal to File letter received from the FDA, adoption, use and resulting sales, if any, in the United States, patient outcomes using the Generation 2 system, adoption, use and resulting sales, if any, for the Hepatic CHEMOSAT delivery system in the EEA, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with terminal metastatic disease in the liver, approval of the current or future chemosaturation system for other indications, actions by the FDA or other foreign regulatory agencies, our ability to obtain reimbursement for the CHEMOSAT system, uncertainties relating to the results of research and development projects and future clinical trials, and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information:

Investor Contact:	Media Contact:

Doug Sherk/Gregory Gin	Janine McCargo

EVC Group	EVC Group

415-568-4887/646-445-4801	646-688-0425

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